OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: 212-753-7200

                                                          May 28, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza

Washington, D.C.  20549

                  Re:      GST Telecommunications, Inc. -
                           Registration Statement on Form S-3

Gentlemen:

         Reference is made to the Registration Statement on Form S-3 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by GST Telecommunications, Inc., a federally chartered Canadian corporation (the "Company"). The Registration Statement relates to the issuance of an aggregate of 279,110 common shares, without par value, of the Company (the "Common Shares") issued or to be issued by the Company, which consist of (i) 73,282 Common Shares (the "TriStar Shares") issued in connection with the acquisition by the Company of TriStar Residential Communications, Corp. ("TriStar") and (ii) 205,828 Common Shares (the "Tomen Shares" and together with the TriStar Shares, the "Shares") consisting of 130,828 Common Shares and 75,000 Common Shares issuable upon exercise of warrants issued to Tomen Corporation and its affiliates (collectively, "Tomen") in connection with a debt financing.

         The TriStar Shares were issued in accordance with that certain Stock Purchase Agreement dated as of September 4, 1996 (the "TriStar Purchase Agreement") by and among TriStar, Glenn R. Meyer, Frederick W. Grimm, John Goodman, Gregory C. Roberts, GST Telecom Inc. and the Company and the Tomen Shares were issued or are issuable pursuant to the terms of that certain Amended and Restated Master Agreement dated as of May 24, 1996 (the "Tomen Agreement") by and among Tomen America Inc., the Company, GST Telecom Inc., Pacwest Network, Inc., Pacwest Network, L.L.C., GST New Mexico Lightwave, Inc., GST Pacific Lightwave, Inc. and GST

Securities and Exchange Commission
May 28, 1998

Page -2-

Tucson Lightwave, Inc. and those certain warrants issued by the Company to Tomen dated as of September 30, 1997 (the "Warrants").

         We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation and By-laws of the Company, the TriStar Purchase Agreement, the Tomen Agreement, the Warrants, minutes of meetings of the Board of Directors and shareholders of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that, when issued and paid for in accordance with the terms of the TriStar Purchase Agreement, the Tomen Agreement and the Warrants, as the case may be, the Shares have been or will be duly and validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. With respect to the opinion set forth above, we have relied exclusively upon the opinion of McCarthy Tetrault, Vancouver, British Columbia.

         We advise you that Stephen Irwin, Vice Chairman of the Board and Secretary of the Company, is of counsel to this firm. Mr. Irwin owns 76,345 Common Shares and holds options and warrants to purchase an aggregate of 600,000 Common Shares. In addition, other attorneys affiliated with this firm hold Common Shares and/or options to purchase Common Shares.

         We consent to the reference to this firm under the caption "Legal Matters" in the Prospectus.

                                      Very truly yours,


                                     /s/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                     ------------------------------------------
                                         OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP